Exhibit 99.1

Mallinckrodt plc Reports Earnings Results for First Quarter of Fiscal 2017

▪	Net sales of $810.9 million
-- Specialty Brands segment net sales increased 4.1%, 4.6% on a constant-currency basis
-- Specialty Generics segment net sales decreased 9.8%, 10.0% on a constant-currency basis

▪	GAAP[1] diluted income per share from continuing operations of $0.28; adjusted diluted earnings per share of $1.68

▪	Progress continues with H.P. Acthar® Gel (repository corticotropin injection) payers

▪	Pipeline development advances across the segments

STAINES-UPON-THAMES, United Kingdom - May 8, 2017 - Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, today reported results for the first quarter fiscal 2017. Unless otherwise noted, all comparisons of the first quarter fiscal 2017 are to the comparable period in fiscal 2016 ended Mar. 25, 2016.

Net sales were $810.9 million in the first quarter, down 0.6%, or 0.4% on a constant-currency basis. GAAP gross profit was $418.6 million with gross profit as a percentage of net sales of 51.6%, compared with 52.1%. Adjusted gross profit was $594.9 million, compared with $601.0 million. Adjusted gross profit as a percentage of net sales was 73.4% versus 73.7%.

“Mallinckrodt’s first quarter results were solid, driven by good, balanced performance across our Specialty Brands segment, in line with expectations, as we continue to successfully execute on creating value for patients with high unmet medical needs,” said Mark Trudeau, President and Chief Executive Officer. “Somewhat stronger than expected Specialty Generics segment performance provided benefit as well, though future quarters will likely see results for that business more aligned with our guidance. We also continued to strategically allocate capital - purchasing shares and repaying debt - while divesting non-core assets. Looking ahead, we are equally focused on adding both commercial and late-stage assets through business development to enhance and further diversify our portfolio. Notably, we continue to see strengthening in Acthar formulary positions and access for appropriate patients in both the commercial and public environments, including relaxation or removal of previous formulary restrictions and, in at least one case, addition of Acthar to a formulary for the first time.”

“On the organic growth front, our Specialty Brands pipeline continues to advance, with a number of company-sponsored clinical trials progressing well, such as the terlipressin Phase 3 trial, and we've completed the MNK-1411 Phase 1 study. We recently announced the first patient enrolled in our StrataGraft® regenerative skin tissue Phase 2 trial for full thickness burn patients, and expect to highlight a number of similar milestones across our diverse portfolio this year,” said Trudeau. “Our Specialty Generics pipeline is also advancing, with more than a dozen products currently in development, reaching an anticipated five or more Abbreviated New Drug Application filings annually in 2018 and beyond, some of which we expect to be first-to-file opportunities.”

GAAP selling, general and administrative (SG&A) expenses were $308.1 million, compared with $209.3 million, representing 38.0% and 25.7% of net sales, respectively. SG&A in the first quarter was impacted primarily by a $69.2 million charge associated with the termination of the company’s defined benefit pension plans. Adjusted SG&A expenses were $237.4 million or 29.3% of net sales, compared with

(1) Generally accepted accounting principles in the United States

(2) The as-reported and constant currency growth percentages are identical for H.P. Acthar Gel and OFIRMEV.

$210.8 million or 25.8%. Research and development expenses in the first quarter were $62.2 million or 7.7% of net sales, compared with $58.1 million or 7.1%.

Income tax benefit was $39.5 million versus $63.8 million, resulting in GAAP effective rates of 372.6% and negative 183.9%, respectively. The adjusted effective tax rate was 15.0% in the first quarter compared with 13.4%. The variance between the GAAP and non-GAAP effective tax rate relates to the tax effect on pre-tax non-GAAP adjustments and deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

GAAP diluted earnings per share results from continuing operations were $0.28 in the first quarter compared with $0.88. The reduction reflects the impact of expenses associated with termination of the company’s defined benefit plans, higher SG&A spending and continued weakness in the Specialty Generics business, partially offset by one-time gains from the Intrathecal Therapies divestiture. Adjusted diluted earnings per share were $1.68 versus $1.81.

BUSINESS SEGMENT RESULTS

Specialty Brands Segment
Net sales for the Specialty Brands segment were $557.2 million in the first quarter, compared with $535.0 million, an increase of 4.1%, or 4.6% on a constant-currency basis.

H.P. Acthar® Gel net sales were $271.8 million in the first quarter period, a 9.4%2 increase over $248.4 million. INOMAX® (nitric oxide) gas, for inhalation, generated net sales of $128.4 million, up 11.2% over $115.5 million, or 11.1% on a constant-currency basis. OFIRMEV® (acetaminophen) injection net sales were $73.4 million compared with $71.1 million, an increase of 3.2%2.

Net sales of the Therakos® immunology platform were $51.2 million compared with $50.2 million, an increase of 2.0%, or 6.9% on a constant-currency basis. During the quarter the company resolved the third-party manufacturer production issue, incurring minimal impact from the supply imbalance.

Net sales of the Specialty Brands’ other category were $19.3 million compared with $38.4 million, resulting from lower net sales of EXALGO® (hydromorphone HCl) extended-release tablets, CII, in the quarter and, to a lesser extent, the sale of the Intrathecal Therapies business. That sale will significantly impact the company’s net sales within this category throughout the remainder of the year.

Specialty Generics Segment
Net sales in the first quarter decreased 9.8% to $238.6 million, compared with $264.4 million, somewhat better than expectations due to the performance of methylphenidate HCl extended-release tablets, USP CII, and certain one-time orders within the segment’s other products category. On a constant-currency basis, segment net sales declined 10.0%.

LIQUIDITY
Mallinckrodt’s cash used in operating activities was $97.4 million, a free cash flow outlay of $150.0 million in the quarter. Operating cash flow and free cash flow were unfavorably impacted by specific items in the quarter - including the payment of a legal settlement and final payments associated with the termination of the company’s defined benefit pension plans - as well as higher cash tax payments. Offsetting these operating cash outflows were investing proceeds from the company’s divestitures of its Nuclear Imaging and Intrathecal Therapies businesses.

During the first quarter, the company repurchased 5.6 million ordinary shares for $275.6 million under its share repurchase programs, bringing total shares repurchased since January 2015 under the company’s authorized programs to 18.7 million, or approximately 16.1% of diluted shares outstanding. Further, the company fully repaid its revolving credit facility, with total debt reduced by $208.9 million from Dec. 30, 2016.

Despite the significant capital allocation activities undertaken in the quarter, Mallinckrodt’s cash balance was $259.8 million at the end of the first quarter with its $900.0 million revolver undrawn. The company remains committed to utilizing the various capital allocation levers to drive total shareholder return.

CONFERENCE CALL AND WEBCAST
Mallinckrodt will hold a conference call for investors on Monday, May 8, 2017, beginning at 8:30 a.m. U.S. Eastern Time. This call can be accessed in three ways:

•	At the Mallinckrodt website: http://www.mallinckrodt.com/investors.

•
By telephone: For both listen-only participants and those who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is (877) 359-9508. For participants outside the U.S., the dial-in number is (224) 357-2393. Callers will need to provide the Conference ID of 90995647.

•
Through an audio replay: A replay of the call will be available beginning at 11:30 a.m. Eastern Time on Monday, May 8, 2017, and ending at 11:59 p.m. Eastern Time on Monday, May 22, 2017. Dial-in numbers for U.S.-based participants are (855) 859-2056 or (800) 585-8367. Participants outside the U.S. should use the replay dial-in number of (404) 537-3406. All callers will be required to provide the Conference ID of 90995647.

ABOUT MALLINCKRODT
Mallinckrodt is a global business that develops, manufactures, markets and distributes specialty pharmaceutical products and therapies. Areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; and analgesics and hemostasis products. The company's core strengths include the acquisition and management of highly regulated raw materials and specialized chemistry, formulation and manufacturing capabilities. The company's Specialty Brands segment includes branded medicines and its Specialty Generics segment includes specialty generic drugs, active pharmaceutical ingredients and external manufacturing. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted earnings per share, adjusted gross profit, adjusted SG&A, net sales growth on a constant-currency basis, adjusted effective tax rate, and free cash flow, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations.

Adjusted net income, adjusted gross profit and adjusted SG&A represent amounts prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and adjusted for certain items that management believes are not reflective of the operational performance of the business. The adjustments for these items are on a pre-tax basis for adjusted gross profit and adjusted SG&A and on an after-tax basis for adjusted net income. Adjustments to GAAP amounts include, as applicable to each measure, restructuring and related charges, net; amortization and impairment charges; discontinued operations; acquisition-related expenses; changes in fair value of contingent consideration obligations; inventory step-up expenses; significant legal and environmental charges; pension settlement charges; recurrent cash tax payments to the IRS associated with internal installment sales transactions; and other items identified by the company. Adjusted diluted earnings per share represent adjusted net income divided by the number of diluted shares.

The adjusted effective tax rate is calculated as the income tax effects on continuing and discontinued operations plus the income tax impact included in Mallinckrodt’s reconciliation of net income, divided by income from continuing and discontinued operations plus the pre-tax, non-income, tax-related adjustments included in its reconciliation of adjusted net income (excluding dilutive share impact). The income tax impact item included in its reconciliation of adjusted net income primarily represents the tax impact of adjustments between net income and adjusted net income as well as deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

Net sales growth on a constant-currency basis measures the change in net sales between current- and prior-year periods using a constant currency, the exchange rate in effect during the applicable prior-year period.

Free cash flow for the first quarter represents net cash used in operating activities of $97.4 million less capital expenditures of $52.6 million, each as prepared in accordance with GAAP.

The company has provided these adjusted financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the company's operating performance. In addition, the company believes that they will be used by certain investors to measure Mallinckrodt's operating results. Management believes that presenting these adjusted measures provides useful information about the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.
These adjusted measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The company's definition of these adjusted measures may differ from similarly titled measures used by others.

Because adjusted financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of certain of these historical adjusted financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Further information regarding non-GAAP financial measures can be found on the Investor Relations page of the company’s website.

CAUTIONARY STATEMENTS RELATED TO FORWARD-LOOKING STATEMENTS
Statements in this document that are not strictly historical, including statements regarding future financial condition and operating results, economic, business, competitive and/or regulatory factors affecting Mallinckrodt's businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt operates; the commercial success of Mallinckrodt's products; Mallinckrodt's ability to realize anticipated growth, synergies and cost savings from acquisitions; conditions that could necessitate an evaluation of Mallinckrodt's goodwill and/or intangible assets for possible impairment; changes in laws and regulations; Mallinckrodt's ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings; Mallinckrodt's ability to successfully develop or commercialize new products; Mallinckrodt's ability to protect intellectual property rights; Mallinckrodt's ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; Mallinckrodt's reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; limited clinical trial data for H.P. Acthar Gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt's ability to navigate price fluctuations; future changes to U.S. and foreign tax laws; Mallinckrodt's ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; the effectiveness of information technology infrastructure; and cybersecurity and data leakage risks.

These and other factors are identified and described in more detail in the "Risk Factors" sections of Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended September 30, 2016. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Investor Relations
Coleman N. Lannum, CFA
Senior Vice President, Investor Strategy and IRO
314-654-6649
cole.lannum@mallinckrodt.com

Daniel J. Speciale, CPA
Director, Investor Relations
314-654-3638
daniel.speciale@mallinckrodt.com

Media
Rhonda Sciarra
Senior Communications Manager
908-238-6765
rhonda.sciarra@mallinckrodt.com

Meredith Fischer
Chief Public Affairs Officer
314-654-3318
meredith.fischer@mallinckrodt.com

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Three Months Ended
	March 31, 2017	Percent of Net sales	March 25, 2016	Percent of Net sales
Net sales	$810.9	100.0%	$815.8	100.0%
Cost of sales	392.3	48.4	390.7	47.9
Gross profit	418.6	51.6	425.1	52.1
Selling, general and administrative expenses	308.1	38.0	209.3	25.7
Research and development expenses	62.2	7.7	58.1	7.1
Restructuring charges, net	17.2	2.1	8.4	1.0
Non-restructuring impairments	—	—	16.9	2.1
Gains on divestiture and license	(59.1)	(7.3)	—	—
Operating income	90.2	11.1	132.4	16.2
Interest expense	(94.2)	(11.6)	(97.2)	(11.9)
Interest income	0.9	0.1	0.2	—
Other expense, net	(7.5)	(0.9)	(0.7)	(0.1)
(Loss) income from continuing operations before income taxes	(10.6)	(1.3)	34.7	4.3
Income tax benefit	(39.5)	(4.9)	(63.8)	(7.8)
Income from continuing operations	28.9	3.6	98.5	12.1
Income from discontinued operations, net of income taxes	370.3	45.7	19.8	2.4
Net income	$399.2	49.2%	$118.3	14.5%

Basic earnings per share:
Income from continuing operations	$0.28		$0.89
Income from discontinued operations	3.58		0.18
Net income	3.86		1.06
Diluted earnings per share:
Income from continuing operations	$0.28		$0.88
Income from discontinued operations	3.57		0.18
Net income	3.85		1.06
Weighted-average number of shares outstanding:
Basic	103.3		111.1
Diluted	103.6		112.0

MALLINCKRODT PLC
NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Three Months Ended
	March 31, 2017				March 25, 2016
	Gross profit	Selling, general and administrative expenses	Net income	Diluted net income per share	Gross profit	Selling, general and administrative expenses	Net income	Diluted net income per share
GAAP	$418.6	$308.1	$399.2	$3.85	$425.1	$209.3	$118.3	$1.06
Adjustments:
Intangible asset amortization	172.8	(2.3)	175.1	1.69	173.2	(1.8)	175.0	1.56
Restructuring and related charges, net (1)	0.5	(1.0)	18.7	0.18	0.6	(1.1)	10.1	0.09
Inventory step-up expense	3.0	—	3.0	0.03	2.1	—	2.1	0.02
Income from discontinued operations	—	—	(370.3)	(3.57)	—	—	(19.8)	(0.18)
Change in contingent consideration fair value	—	1.8	(1.8)	(0.02)	—	6.3	(6.3)	(0.06)
Acquisition related expenses	—	—	—	—	—	(1.9)	1.9	0.02
Non-restructuring impairment charges	—	—	—	—	—	—	16.9	0.15
Debt refinancing	—	—	10.0	0.10	—	—	—	—
Pension settlement charge	—	(69.2)	69.2	0.67	—	—	—	—
Intrathecal divestiture	—	—	(59.1)	(0.57)	—	—	—	—
Income taxes (2)	—	—	(70.2)	(0.68)	—	—	(95.4)	(0.85)
As adjusted	$594.9	$237.4	$173.8	$1.68	$601.0	$210.8	$202.8	$1.81

Percent of net sales	73.4%	29.3%	21.4%		73.7%	25.8%	24.9%

(1)	Includes pre-tax accelerated depreciation.

(2)
Includes tax effects of above adjustments as well as the elimination of deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

MALLINCKRODT PLC
SEGMENT NET SALES AND CONSTANT-CURRENCY GROWTH
(unaudited, in millions)

	Three Months Ended
	March 31, 2017	March 25, 2016	Percent change	Currency impact	Constant-currency growth
Specialty Brands	$557.2	$535.0	4.1%	(0.5)%	4.6%
Specialty Generics	238.6	264.4	(9.8)	0.2	(10.0)
	795.8	799.4	(0.5)	(0.2)	(0.3)
Other(1)	15.1	16.4	(7.9)	—	(7.9)
Net sales	$810.9	$815.8	(0.6)%	(0.2)%	(0.4)%

(1)
Represents net sales from an ongoing, post-divestiture supply agreement with the acquirer of the CMDS business. Amounts for periods prior to the divestiture represent the reclassification of intercompany sales to third-party sales to conform with the presentation of the ongoing supply agreement.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES
(unaudited, in millions)

	Three Months Ended
	March 31, 2017	March 25, 2016	Percent change	Currency impact	Constant-currency growth
Specialty Brands
Acthar	$271.8	$248.4	9.4%	—%	9.4%
Inomax	128.4	115.5	11.2	0.1	11.1
Ofirmev	73.4	71.1	3.2	—	3.2
Therakos immunotherapy	51.2	50.2	2.0	(4.9)	6.9
Hemostasis products	13.1	11.4	14.9	(0.1)	15.0
Other	19.3	38.4	(49.7)	(0.1)	(49.6)
Specialty Brands Total	$557.2	$535.0	4.1%	(0.5)%	4.6%

Specialty Generics
Hydrocodone (API) and hydrocodone-containing tablets	$30.3	$40.8	(25.7)%	—%	(25.7)%
Oxycodone (API) and oxycodone-containing tablets	22.1	37.9	(41.7)	—	(41.7)
Methylphenidate ER	23.7	24.6	(3.7)	—	(3.7)
Other controlled substances	107.4	121.9	(11.9)	—	(11.9)
Other products	55.1	39.2	40.6	1.4	39.2
Specialty Generics Total	$238.6	$264.4	(9.8)%	0.2%	(10.0)%

MALLINCKRODT PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31, 2017	December 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$259.8	$342.0
Accounts receivable, net	486.3	431.0
Inventories	358.8	350.7
Prepaid expenses and other current assets	188.4	131.9
Notes receivable	154.0	—
Current assets held for sale	—	310.9
Total current assets	1,447.3	1,566.5
Property, plant and equipment, net	911.4	881.5
Goodwill	3,446.2	3,498.1
Intangible assets, net	8,778.9	9,000.5
Other assets	191.8	259.7
Total Assets	$14,775.6	$15,206.3

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$244.9	$271.2
Accounts payable	115.4	112.1
Accrued payroll and payroll-related costs	69.3	76.1
Accrued interest	80.8	68.7
Accrued and other current liabilities	525.8	658.8
Current liabilities held for sale	—	120.3
Total current liabilities	1,036.2	1,307.2
Long-term debt	5,699.9	5,880.8
Pension and postretirement benefits	67.5	136.4
Environmental liabilities	72.5	73.0
Deferred income taxes	2,338.1	2,398.1
Other income tax liabilities	71.8	70.4
Other liabilities	375.4	356.1
Total Liabilities	9,661.4	10,222.0
Shareholders' Equity:
Preferred shares	—	—
Ordinary shares	23.7	23.6
Ordinary shares held in treasury at cost	(1,197.7)	(919.8)
Additional paid-in capital	5,442.5	5,424.0
Retained earnings	855.6	529.0
Accumulated other comprehensive income	(9.9)	(72.5)
Total Shareholders' Equity	5,114.2	4,984.3
Total Liabilities and Shareholders' Equity	$14,775.6	$15,206.3

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	March 31, 2017	March 25, 2016
Cash Flows From Operating Activities:
Net income	$399.2	$118.3
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	204.0	211.5
Share-based compensation	16.4	11.3
Deferred income taxes	(73.6)	(115.1)
Non-cash impairment charges	—	16.9
Gain on divestitures	(427.2)	(0.4)
Other non-cash items	17.8	5.1
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(57.4)	(17.8)
Inventories	(13.5)	15.8
Accounts payable	(6.6)	(3.2)
Income taxes	(60.6)	(10.4)
Other	(95.9)	(3.4)
Net cash from operating activities	(97.4)	228.6
Cash Flows From Investing Activities:
Capital expenditures	(52.6)	(42.4)
Acquisitions and intangibles, net of cash acquired	—	(170.1)
Proceeds from divestitures, net of cash	576.9	5.8
Other	(10.8)	3.9
Net cash from investing activities	513.5	(202.8)
Cash Flows From Financing Activities:
Issuance of external debt	25.0	16.4
Repayment of external debt and capital leases	(233.9)	(21.9)
Debt financing costs	(13.0)	—
Proceeds from exercise of share options	2.2	2.7
Repurchase of shares	(279.6)	(226.2)
Other	1.0	—
Net cash from financing activities	(498.3)	(229.0)
Effect of currency rate changes on cash	—	1.4
Net change in cash, cash equivalents and restricted cash	(82.2)	(201.8)
Cash, cash equivalents and restricted cash at beginning of period	361.1	588.4
Cash, cash equivalents and restricted cash at end of period	$278.9	$386.6